As filed with the Securities and Exchange Commission on September 21, 2023

Registration Statement File No. 333-261014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-3

Registration Statement (No. 333-261014)

UNDER

THE SECURITIES ACT OF 1933

RADIUS GLOBAL INFRASTRUCTURE, INC.

(Exact name of registrant as specified in its charter)

Delaware	88-1807259
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3 Bala Plaza East, Suite 502 Bala Cynwyd, Pennsylvania	19004
(Address of Principal Executive offices)	(Zip Code)

(610) 660-4910

(Registrant’s telephone number, including area code)

Scott G. Bruce

Radius Global Infrastructure, Inc.

3 Bala Plaza East, Suite 502

Bala Cynwyd, PA 19004

Telephone: (610) 660-4910

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas E. Dunn

D. Scott Bennett

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

(212) 474-1000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Radius Global Infrastructure, Inc., a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment (this “Post-Effective Amendment”) to the Registration Statement on Form S-3 (Registration File No. 333-261014) filed with the U.S. Securities and Exchange Commission on November 12, 2021 (the “Registration Statement”), which registered for offer and sale from time to time in one or more offerings up to $1,000,000,000 in the aggregate of an indeterminate number or amount of shares of Class A common stock, par value $0.0001 per share, shares of preferred stock, par value $0.0001 per share, debt securities, guarantees, warrants, rights and units of the Registrant.

On March 1, 2023, the Registrant entered into that certain Agreement and Plan of Merger with APW OpCo LLC, a Delaware limited liability company (“OpCo”), Chord Parent, Inc., a Delaware corporation (“Parent”), Chord Merger Sub I, Inc. a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub I”), and Chord Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Merger Sub I (“Merger Sub II”), pursuant to which, among other things, (a) Merger Sub II will be merged with and into OpCo (the “OpCo Merger”), with OpCo surviving the OpCo Merger as a subsidiary of Parent and the Registrant, and (b) Merger Sub I will be merged with and into the Registrant (the “Company Merger” and, together with the OpCo Merger, the “Mergers”), with the Registrant surviving the Company Merger as a subsidiary of Parent. The Mergers became effective on September 21, 2023, pursuant to certain certificates of merger filed with the Secretary of State of the State of Delaware.

In connection with the Mergers, the Registrant has terminated any and all of the offerings of the Registrant’s securities pursuant to the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby amends the Registration Statement and removes from registration any and all of the securities of the Registrant registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment, and hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bala Cynwyd, Pennsylvania, on September 21, 2023.

RADIUS GLOBAL INFRASTRUCTURE, INC.

By:	/s/ Scott G. Bruce
Name: Scott G. Bruce
Title: President

*	Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.